                                                               EXHIBIT 99.(b)(1)


                                  May 26, 2004

                                  CONFIDENTIAL


Boyd Bros. Transportation Inc.
3275 Highway 30
Clayton, Alabama 36016
Attn: Richard Bailey, Chief Financial Officer

Re:      Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain letter agreement, dated as of April 28, 2004 (the "Existing Commitment Letter"), between General Electric Capital Corporation (the "Agent") and Boyd Bros. Transportation Inc. ("Boyd"), WTI Transport, Inc. ("WTI") and Boyd Logistics, Inc. ("Logistics") (Boyd, WTI and Logistics are collectively referred to as the "Borrowers" and individually as a "Borrower"). The Borrowers and the Agent desire to amend certain terms and conditions contained in the Existing Commitment Letter in accordance with the terms and conditions contained herein. As such, the Borrowers and the Agent, intending to be legally bound, agree that the Existing Commitment Letter is hereby amended and restated in its entirety as follows:

Borrowers have advised Agent that the Borrowers are seeking up to $50,000,000 of financing (the "Financing") in support of financing the redemption of certain publicly-held capital stock of Boyd in a "going private" transaction (the "Transaction") and to refinance certain outstanding indebtedness of the Borrowers.

We anticipate that each Borrower is a domestic operating company that directly owns substantially all of the assets used in its business, WTI and Logistics are wholly-owned subsidiaries of Boyd and that the Borrowers have no other subsidiaries.

You have asked that the Financing consist of a $13,000,000 Senior Secured Revolving Credit Facility ("Revolver") and a $37,000,000 Senior Secured Term Loan ("Term Loan").

Based on our understanding of the Transaction as described above and the information which you have provided to us to date, GE Capital is pleased to offer its commitment to provide the Financing described in this Commitment Letter in the amount of $50,000,000, subject to the following terms and conditions.

Boyd Bros. Transportation Inc.
May 26, 2004



AGENT:                              GE Capital.

LENDERS: GE Capital and other persons who take assignment of its interest after the Closing Date.

SUMMARY OF PROPOSED
TERMS FOR REVOLVER


BORROWERS:                          Boyd, WTI and Logistics

MAXIMUM REVOLVER AMOUNT:            $13,000,000 (including a Letter of Credit
                                    Subfacility of up to $7,000,000). Letters of Credit will be issued either by a bank and/or by GE Capital and/or one of its affiliates, on terms acceptable to Agent, and will be guaranteed or otherwise backed by the Revolver Lenders.

TERM:                               60 months.

AVAILABILITY:                       Borrowing Availability on a combined basis
                                    will be limited to the sum of (i) up to 85% of the Borrowers' eligible accounts receivable and (ii) up to 50% of the Borrowers' eligible inventory valued at the lower of cost (FIFO) or market, in each of clauses (i) and (ii) less reserves (the
                                    "Revolving Borrowing Base"), but not to
                                    exceed the Maximum Revolver Amount.
                                    Availability from inventory shall not exceed
                                    $1,000,000. Availability for each Borrower will be limited to its separate Revolving
                                    Borrowing Base. Agent will retain the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability. The face amount of all letters of credit outstanding under the Letter of Credit Subfacility will be reserved in full against availability.

SUMMARY OF PROPOSED
TERMS FOR TERM LOAN
FACILITY

BORROWERS:                          Boyd, WTI and Logistics

Boyd Bros. Transportation Inc.
May 26, 2004



MAXIMUM TERM LOAN AMOUNT:           $37,000,000 available in multiple draws
                                    under conditions to be defined in the
                                    definitive Financing documentation.


AVAILABILITY:                       Borrowing Availability on a combined basis
                                    will be limited to the sum of (i) up to 85% of the appraised net orderly liquidation value of Borrowers' existing equipment, (ii) up to 80% of the "hard" costs of purchased equipment (until such equipment is appraised, then it shall be valued on a net orderly liquidation value basis) and (iii) up to 50% of the appraised fair market value of real estate, in each of clauses (i), (ii) and (iii) less reserves (the "Term Borrowing
                                    Base"), but not to exceed the Maximum Term
                                    Loan Amount. Appraised values for equipment and real estate to be based on appraisals in form and substance satisfactory to Agent.
                                    Availability for each Borrower will be
                                    limited to its separate Term Borrowing Base.
                                    Agent will retain the right from time to time to establish or modify advance rates, standards of eligibility and reserves against availability.

TERM: 60 months. If the Revolver is terminated, this Term Loan will immediately be due and payable in full.

AMORTIZATION:                       Level monthly principal payments utilizing a
                                    5-year amortization period for term loan advances made on the closing date. Any term loan advances made after the closing date will have level monthly principal payments utilizing a 7-year amortization and a balloon payment at maturity.

                                    Amortization will be allocated among the Borrowers based upon their respective allocations of the Term Loan.

TERMS OF GENERAL
APPLICABILITY

USE OF PROCEEDS:                    Loans made on the date the Financing is
                                    consummated (the "Closing Date") will be used to finance the Transaction in an amount not to exceed $7,000,000, to refinance certain indebtedness of Borrowers and to fund certain fees and expenses associated with the Transaction and the Financing.
                                    Loans made after the Closing Date will be used for Borrowers' working capital purposes and permitted capital expenditures.

Boyd Bros. Transportation Inc.
May 26, 2004


BORROWER REPRESENTATIVE:            Each Borrower will appoint one of the
                                    Borrowers as its agent for administrative purposes of the Financing (the "Borrower
                                    Representative").

INTEREST:

        Rates: At Borrower Representative's option, all loans will bear interest at either (a) a floating rate equal to the Index Rate plus the Applicable Margin(s) or (b) absent a default, a fixed rate for periods of one, two or three months equal to the reserve adjusted London Interbank Offered Rate ("LIBOR Rate") plus the Applicable Margin(s).

        Payment Dates:              Interest will be payable monthly in arrears
                                    for Index Rate loans and at the expiration of each LIBOR period for LIBOR loans.

        Other Terms:                All interest will be calculated based on a
                                    360 day year and actual days elapsed. The
                                    Financing documentation will contain (a)
                                    LIBOR breakage provisions and LIBOR
                                    borrowing mechanics, (b) LIBOR Rate
                                    definitions, and (c) the Index Rate
                                    definition will equal the higher of the
                                    prime rate as reported by The Wall Street
                                    Journal or the overnight Federal funds rate plus 50 basis points.


APPLICABLE MARGINS:                 The following Applicable Margins (consisting
                                    of per annum rate margins) shall apply until the Applicable Margins are adjusted as described below:


                                    Applicable Revolver Index Margin     1.25%
                                    Applicable Revolver LIBOR Margin     3.00%
                                    Applicable Term Loan Index Margin    1.25%
                                    Applicable Term Loan LIBOR Margin    3.00%
                                    Applicable L/C Margin                1.50%

                                    Starting with the delivery to the Agent of Borrowers' consolidated quarterly financial statements for the fiscal quarter ending June 30, 2005, the Applicable Margins shall be subject to adjustment (up or down) prospectively, based on Borrowers' consolidated financial performance for the trailing four quarters most recently ended in accordance with the grid attached as
                                    Schedule I.

Boyd Bros. Transportation Inc.
May 26, 2004


                                    The definitive Financing documentation will contain provisions regarding the delivery of financial statements, and the timing and mechanics of subsequent prospective adjustments in Applicable Margins. If a default is continuing at the time that a reduction in Applicable Margins is to be implemented, that reduction will be deferred until the first month commencing after the cure or waiver thereof.

FEES: In addition to the fees payable to GE Capital as specified in the fee letter among Borrowers and GE Capital of even date herewith (the "Fee Letter"), the following fees will be payable to Agent under the Financing documentation:

        Letter of Credit Fee:       Equal to the Applicable L/C Margin per annum
                                    (calculated on the basis of a 360-day year and actual days elapsed) on the face amount of the letters of credit under the Revolver, payable monthly in arrears, plus any costs and expenses incurred by Agent in arranging for the issuance or guaranty of Letters of Credit and any charges assessed by the issuing financial institution.

        Unused Facility Fee:        Equal to 0.50% per annum (calculated on the
                                    basis of a 360-day year and actual days
                                    elapsed) on the average unused daily balance of the Revolver, payable monthly in arrears.

Boyd Bros. Transportation Inc.
May 26, 2004


        Prepayment Premium:         Payable in the event that the Revolver
                                    Commitment is reduced or terminated or if the Borrowers prepay all or any portion of the Term Loan other than as a result of Mandatory Prepayments (as hereinafter defined) prior to the third anniversary of the Closing Date, in an amount equal to the Revolver Maximum Amount plus the amount being prepaid on the Term Loan, multiplied by 3% upon a prepayment during the first year following the Closing Date, 2% upon a prepayment during the second year following the Closing Date and 1% upon a prepayment during the third year following the Closing
                                    Date.

        Wire Transfer Fee:          A wire transfer fee of $25 per wire transfer
                                    made by Agent in connection with the
                                    forwarding by a Borrower or any other person on behalf of a Borrower of the proceeds of any loan.

DEFAULT RATES:                      From and after the occurrence of a default,
                                    the interest rates applicable to all Loans and the Letter of Credit Fee will be increased by 2.00% per annum over the interest rate or Letter of Credit Fee otherwise applicable and such interest and fees will be payable on demand.

SECURITY:                           To secure all obligations of Borrowers to
                                    Agent and Lenders, Agent, for itself and the ratable benefit of Lenders, will receive a fully perfected first priority security interest in all of the existing and after acquired real and personal, tangible and intangible assets of each Borrower and their respective subsidiaries, if any, including, without limitation, all cash, cash equivalents, bank accounts, accounts, other receivables, chattel paper, contract rights, inventory (wherever located), instruments, documents, securities (whether or not marketable), equipment, fixtures, real property interests (excluding real estate located in Cofield, North Carolina that has a fair market value of less than $500,000), franchise rights, patents, trade names, trademarks, copyrights, intellectual property, general intangibles, investment property, supporting obligations, letter of credit rights, commercial tort claims, causes of action and all substitutions, accessions and proceeds of the foregoing
                                    (including insurance proceeds)
                                    (collectively, the "Collateral").

Boyd Bros. Transportation Inc.
May 26, 2004


                                    All Collateral will be free and clear of other liens, claims and encumbrances, except permitted liens and encumbrances acceptable to Agent.

                                    In addition, Agent shall receive a pledge of all of the issued and outstanding stock of all subsidiaries of each Borrower.

                                    Each Borrower will cross-guarantee the
                                    obligations of each other Borrower under the Financing documents. All such obligations will be cross-defaulted to each other and to all other material indebtedness of any Borrower and any of its subsidiaries. All such obligations shall be cross-collateralized with each other and cross-collateralized and guaranteed by any and all subsidiaries of any Borrower.

                                    Agent is authorized to pre-file financing statements and other evidences of liens with respect to all of the Collateral, including "all-assets" filings, if applicable, naming Agent as secured party.

MANDATORY PREPAYMENTS:              Borrowers shall make prepayments against
                                    principal in the following amounts: (a) all net proceeds of any sale or other disposition of assets of any Borrower and any of their respective subsidiaries, if any, (other than proceeds from the sale of rolling stock that are reinvested within 90 days of receipt or proceeds from the sale of other assets that are reinvested within 180 days of receipt), (b) subject to exceptions for repairs and replacements, all net insurance proceeds or other awards payable in connection with the loss, destruction or condemnation of any assets of any Borrower or their respective subsidiaries, if any, and (c) 100% of the net cash proceeds from the sale or issuance of equity or debt securities.

                                    These payments generally will be applied against principal installments due, in the inverse order of maturity, on the Term Loan until such loan is paid in full and thereafter against the Revolver. Prepayments by any Borrower will be applied first to the obligations of that Borrower and thereafter to the obligations owing by the other Borrowers, pro rata.

Boyd Bros. Transportation Inc.
May 26, 2004


VOLUNTARY PREPAYMENTS:              Borrowers may voluntarily prepay all or any
                                    portion of the Term Loan in minimum amounts of $500,000 at any time, upon at least 5 days' prior written notice. All voluntary prepayments will be accompanied by the prepayment premium described above and LIBOR breakage costs, if any.

FINANCIAL REPORTING:                The Financing documentation will require the
                                    Borrowers, on a monthly basis, to provide to Agent and Lenders internally prepared financial statements. Annually, Borrowers will be required to provide audited financial statements, a board approved operating plan for the subsequent year, and a communications letter from Borrowers' auditors. Borrowers will provide Borrowing
                                    Base Certificates on a monthly basis (or as requested by Agent), quarterly and annual appraisals of equipment, audits and other information reasonably requested by the
                                    Agent, all costs to be at Borrowers'
                                    expense. All financial statements shall be prepared on a consolidated and consolidating basis.

DOCUMENTATION:                      The Financing documentation will contain
                                    representations and warranties; conditions precedent; affirmative, negative and financial covenants; indemnities; events of default and remedies as required by Agent.
                                    Relevant documents, such as Transaction
                                    documents, equity or stockholder agreements, incentive and employment agreements, tax agreements, and other material agreements, to be acceptable to Agent.

Boyd Bros. Transportation Inc.
May 26, 2004


FINANCIAL COVENANTS:                Borrowers shall comply with the following
                                    financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

                                    Maximum Capital Expenditures: Borrowers and their subsidiaries, on a consolidated basis, shall not make gross capital expenditures that exceed (i) $18,100,000 during the 12-month period ending December 31, 2004,
                                    (ii) $18,200,000 during the 12-month period ending December 31, 2005 or (iii) $13,300,000 during any 12-month period ending on December 31 thereafter.

                                    Minimum Fixed Charge Coverage Ratio.
                                    Borrowers and their subsidiaries shall have on a consolidated basis at the end of each fiscal quarter following the Closing Date, a fixed charge coverage ratio for the 12-month period then ended of not less than 1.20:1.00.

                                    Minimum Borrowing Availability. Borrowers shall maintain availability under the Revolver Borrowing Base of not less than $1,500,000 at all times.

                                    Maximum Leverage Ratio. Borrowers and their subsidiaries on a consolidated basis shall have, at the end of each fiscal quarter, a leverage ratio as of the last day of such fiscal quarter and for the 12-month period then ended of not more than 3.50:1.00.

OTHER TERMS:                        GE Capital's commitment with respect to the
                                    Financing is conditioned upon satisfaction of the following conditions as of the Closing Date, and the Financing documents will require, among other things, compliance with covenants pertaining to the following
                                    (all in form and substance satisfactory to Agent):

                                    -        Cash management systems for each
                                             Borrower acceptable to Agent. Agent
                                             will have full cash dominion by
                                             means of lock boxes and blocked
                                             account agreements executed at or
                                             prior to closing of the Financing.

Boyd Bros. Transportation Inc.
May 26, 2004


                                    -        Commercially reasonable insurance
                                             protection for the Borrowers'
                                             industry, size and risk and the
                                             Agent's collateral protection
                                             (terms, underwriter, scope, and
                                             coverage to be acceptable to
                                             Agent); Agent named as loss payee
                                             (property/casualty) and additional
                                             insured (liability); and
                                             non-renewal/cancellation/amendment
                                             riders to provide 30 days advance
                                             notice to Agent.

                                    -        Compliance with applicable laws,
                                             decrees, and material agreements or
                                             obtaining of applicable consents
                                             and waivers.

                                    -        General and collateral releases
                                             from prior lenders, customary
                                             corporate and estoppel
                                             certificates,
                                             landlord/mortgagee/bailee waivers
                                             and consignment or similar filings.

                                    -        Limitations on commercial
                                             transactions, management
                                             agreements, service agreements, and
                                             borrowing transactions between any
                                             Borrower and its officers,
                                             directors, employees and affiliates
                                             and intercompany loans among
                                             Borrowers.

                                    -        Limitations on, or prohibitions of,
                                             cash dividends, other distributions
                                             to equity holders, payment of
                                             management fees to affiliates and
                                             redemption of common or preferred
                                             stock.

                                    -        Prohibitions of mergers,
                                             acquisitions, sale of any Borrower,
                                             its stock or a material portion of
                                             its assets.

                                    -        Prohibitions of a direct or
                                             indirect change in control of
                                             Borrowers.

                                    -        Agent's and Lenders' rights of
                                             inspection, access to facilities,
                                             management and auditors.

                                    -        Customary yield protection
                                             provisions, including, without
                                             limitation, provisions as to
                                             capital adequacy, illegality,
                                             changes in circumstances and
                                             withholding taxes.

Boyd Bros. Transportation Inc.
May 26, 2004


                                    -        To the extent requested by Agent,
                                             environmental surveys or reviews in
                                             scope and form, by firms, and with
                                             results acceptable to Agent.

                                    -        Real estate and equipment
                                             appraisals in form and substance
                                             acceptable to Agent reflecting
                                             asset values at levels acceptable
                                             to Agent. The appraisals will be
                                             performed by appraisers retained by
                                             Agent (or retained by the Borrowers
                                             provided that such appraisers
                                             provide reliance letters to Agent
                                             in form and substance acceptable to
                                             Agent).

                                    -        Governing law: New York.

OTHER CONDITIONS:                   GE Capital's commitment with respect to the
                                    Financing will be further conditioned upon the following (all to Agent's satisfaction):

                                    -        Delivery of Transaction documents
                                             to Agent in a timely manner. The
                                             Transaction shall have been
                                             consummated on terms satisfactory
                                             to Agent.

                                    -        Completion by Agent of all
                                             business, environmental and legal
                                             due diligence with results
                                             satisfactory to Agent. Without
                                             limiting the foregoing, the
                                             corporate structure, capital
                                             structure, other debt instruments,
                                             material contracts, and governing
                                             documents of each Borrower and its
                                             affiliates, and tax and legal
                                             effects resulting from Transaction,
                                             must be acceptable to Agent.

                                    -        Background and reference checks
                                             with results satisfactory to Agent
                                             on: (i) each Borrower and any of
                                             its affiliates and (ii) its CEO,
                                             CFO and shareholders; in each case,
                                             as determined by Agent in its sole
                                             discretion.

                                    -        Minimum excess availability for
                                             Borrowers in the aggregate at
                                             closing (on a pro forma basis, with
                                             trade payables being paid
                                             currently, expenses and liabilities
                                             being paid in the ordinary course
                                             of business and without
                                             acceleration of sales and without
                                             deterioration of working capital)
                                             of $7,000,000 (excluding the effect
                                             of the Transaction).

Boyd Bros. Transportation Inc.
May 26, 2004


                                    -        EBITDA for the 12 month period
                                             ending April 30, 2004 shall be
                                             greater than $13,000,000.

                                    -        Agent shall have received
                                             Borrowers' audited financial
                                             statements for the periods ending
                                             December 31, 2002 and 2003
                                             (together with the opinion letter
                                             and any management letters
                                             delivered in connection therewith)
                                             and unaudited financial statements
                                             for the period ending April 30,
                                             2004.

                                    -        With respect to all collateral
                                             requiring motor vehicle titles,
                                             delivery of completed and signed
                                             title applications and/or powers of
                                             attorney, necessary to record
                                             Agent's first priority lien
                                             position and/or ownership rights,
                                             along with (i) any agreements
                                             necessary to ensure release of
                                             existing liens upon funding the
                                             Transaction and payment of the
                                             prior lien holder, (ii) delivery of
                                             actual titles or manufacturer's
                                             statements of origin and (iii)
                                             completion and delivery of any
                                             other documentation that Agent's
                                             and/or its counsel deem necessary
                                             to ensure its first priority lien
                                             position and/or its ownership
                                             rights.

                                    -        With respect to any real estate
                                             collateral, receipt of real
                                             property surveys, title commitments
                                             and title insurance policies in
                                             amount, form and from, as
                                             applicable, an issuer satisfactory
                                             to Agent.

                                    -        Receipt of all necessary or
                                             appropriate third party and
                                             governmental waivers and consents.

                                    -        Satisfactory opinions of counsel
                                             from Borrowers' counsel (including
                                             local counsel as requested)
                                             reasonably acceptable to Agent.

                                    -        As of the Closing Date, there will
                                             have been (i) since Borrowers' last
                                             audited financial statements, no
                                             material adverse change,
                                             individually or in the aggregate,
                                             in the business, financial or other
                                             condition of any Borrower or the
                                             Borrowers taken as a whole, the
                                             industry in which any Borrower
                                             operates, or the collateral which
                                             will be subject to the security
                                             interest granted to Agent and
                                             Lenders or in the prospects or
                                             projections of any Borrower or the
                                             Borrowers taken as a whole, (ii) no
                                             litigation

Boyd Bros. Transportation Inc.
May 26, 2004


                                             commenced which, if successful,
                                             would have a material adverse
                                             impact on any Borrower or the
                                             Borrowers taken as a whole, its or
                                             their business, or its or their
                                             ability to repay the loans, or
                                             which would challenge the
                                             transactions under consideration
                                             and (iii) since Borrowers' last
                                             audited financial statements, no
                                             material increase in the
                                             liabilities, liquidated or
                                             contingent, of any Borrower or the
                                             Borrowers taken as a whole, or a
                                             material decrease in the assets of
                                             any Borrower or the Borrowers taken
                                             as a whole, or a material decrease
                                             in the assets of any Borrower or
                                             the Borrowers taken as a whole.

GE Capital's commitment hereunder is subject to the execution and delivery of final legal documentation acceptable to GE Capital and its counsel incorporating, without limitation, the terms set forth in this Commitment Letter.

By signing this Commitment Letter, each party acknowledges that this Commitment Letter supersedes any and all discussions and understandings, written or oral, between or among GE Capital and any other person as to the subject matter hereof, including, without limitation, any prior commitment letters and the letter of interest dated February 11, 2004 between GE Capital Commercial Finance, Inc. and Boyd (collectively, the "Prior Letter"). No amendments, waivers or modifications of this Commitment Letter or any of its contents shall be effective unless expressly set forth in writing and executed by the parties hereto.

This Commitment Letter is being provided to you on the condition that, except as required by law, neither it, the Fee Letter, the Prior Letter, nor their contents will be disclosed publicly or privately except to those individuals who are your officers, employees or advisors who have a need to know of them as a result of their being specifically involved in the Transaction under consideration and then only on the condition that such matters may not, except as required by law, be further disclosed; provided, however, the Borrowers may disclose the contents of this Commitment Letter to the United States Securities and Exchange Commission ("SEC"), on a private and confidential basis, to the extent required by the SEC in connection with the SEC's approval of the proxy materials for the Transaction. No person, other than the parties signatory hereto, is entitled to rely upon this Commitment Letter or any of its contents. No person shall, except as required by law, use the name of, or refer to, GE Capital, or any of its affiliates, in any correspondence, discussions, press release, advertisement or disclosure made in connection with the Transaction without the prior written consent of GE Capital.

Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, Borrowers, jointly and severally, agree to pay upon demand to GE Capital all out-of-pocket expenses ("Transaction Expenses") which may be incurred by GE Capital in connection with the Financing or the Transaction (including all reasonable legal, environmental, and other consultant costs and fees incurred in the preparation of this Commitment Letter, the Fee Letter, the Prior Letter, and evaluation of and documenting of the Financing and the Transaction).

Boyd Bros. Transportation Inc.
May 26, 2004


Regardless of whether the commitment herein is terminated or the Transaction or the Financing closes, Borrowers, jointly and severally, shall indemnify and hold harmless each of GE Capital, the Lenders, their respective affiliates, and the directors, officers, employees, agents, attorneys and representatives of any of them (each, an "Indemnified Person"), from and against all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including, but not limited to, attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal), which may be instituted or asserted against or incurred by any such Indemnified Person in connection with, or arising out of, this Commitment Letter, the Fee Letter, the Prior Letter, the Financing or the Transaction under consideration, the documentation related thereto, any other financing related thereto, any actions or failures to act in connection therewith, and any and all environmental liabilities and legal costs and expenses arising out of or incurred in connection with any disputes between or among any parties to any of the foregoing, and any investigation, litigation, or proceeding related to any such matters. Notwithstanding the preceding sentence, indemnitors shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. Under no circumstances shall GE Capital or any of its affiliates be liable to you or any other person for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Commitment Letter, the Fee Letter, the Prior Letter, the Transaction, the Financing, the documentation related thereto or any other financing, regardless of whether the commitment herein is terminated or the Transaction or the Financing closes.

EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS COMMITMENT LETTER, THE FEE LETTER, THE PRIOR LETTER, ANY TRANSACTION RELATING HERETO OR THERETO, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY OF THE PARTIES HERETO PERTAINING TO THIS COMMITMENT LETTER, THE FEE LETTER, THE PRIOR LETTER, THE FINANCING OR THE TRANSACTION UNDER CONSIDERATION, ANY OTHER FINANCING RELATED THERETO, AND ANY INVESTIGATION, LITIGATION, OR PROCEEDING RELATED TO OR ARISING OUT OF ANY SUCH MATTERS, PROVIDED, THAT THE PARTIES HERETO ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT (INCLUDING AN APPELLATE COURT) LOCATED OUTSIDE OF SUCH JURISDICTION. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND HEREBY WAIVES ANY OBJECTION WHICH SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR INCONVENIENT FORUM.

THIS COMMITMENT LETTER IS SOLELY FOR THE BENEFIT OF BORROWERS AND GE CAPITAL; NO PROVISION HEREOF SHALL BE DEEMED TO CONFER ANY RIGHTS WHATSOEVER ON ANY OTHER PERSON OR ENTITY AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE.

This Commitment Letter is governed by and shall be construed in accordance with the laws of the State of New York applicable to contracts made and performed in that state.

GE Capital shall have access to all relevant facilities, personnel and accountants, and copies of all documents which GE Capital may request, including business plans, financial statements

Boyd Bros. Transportation Inc.
May 26, 2004


(actual and pro forma), books, records, and other documents of each Borrower.

This Commitment Letter shall be of no force and effect unless and until this Commitment Letter is executed and delivered to the undersigned GE Capital on or before 5:00 p.m. Atlanta, Georgia time on May 28, 2004 at 1100 Abernathy Road, Suite 900 Atlanta, Georgia 30328. Once effective, GE Capital's commitment to provide financing in accordance with the terms of this Commitment Letter shall cease if the Transaction does not close, or the Financing is not funded for any reason, on or before June 30, 2004 and, notwithstanding any further discussions, negotiations or other actions taken after such date, neither GE Capital nor any of its affiliates shall have any liability to any person in connection with its refusal to fund the Financing or any portion thereof after such date.

Boyd Bros. Transportation Inc.
May 26, 2004



We look forward to continuing to work with you toward completing this transaction.

Our business is helping yours.

                                        Sincerely,

                                        GENERAL ELECTRIC CAPITAL
                                        CORPORATION


                                        By:      /S/ WILLIAM DOOLITTLE
                                           ------------------------------------
                                                William Doolittle
                                                Its Duly Authorized Signatory


AGREED AND ACCEPTED THIS
26th DAY OF MAY 2004


BOYD BROS. TRANSPORTATION INC.

By:      /S/ RICHARD BAILEY
    ----------------------------------
Its:     Chief Financial Officer
     ---------------------------------


WTI TRANSPORT, INC.

By:      /S/ RICHARD BAILEY
    ----------------------------------
Its:     Chief Financial Officer
     ---------------------------------


BOYD LOGISTICS, INC.

By:      /S/ RICHARD BAILEY
    ----------------------------------
Its:     Chief Financial Officer
     ---------------------------------

Boyd Bros. Transportation Inc.
May 26, 2004


                                   SCHEDULE I

                               APPLICABLE MARGINS

     The Applicable Margins may be adjusted by reference to the following grids:

                                                                    LEVEL OF
                   IF LEVERAGE RATIO IS:                       APPLICABLE MARGINS:
                   ---------------------                       -------------------
> 3.00.......................................................      Level I
-
< 3.00, but >2.50............................................      Level II
            -
< 2.50, but >2.00............................................      Level III
            -
< 2.00.......................................................      Level IV




                               APPLICABLE MARGINS

                                                        LEVEL I   LEVEL II   LEVEL III   LEVEL IV
                                                        -------   --------   ---------   --------
Applicable Revolver Index Margin.....................   1.25%     1.00%       0.75%      0.50%
Applicable Revolver LIBOR Margin.....................   3.00%     2.75%       2.50%      2.25%
Applicable Term Loan Index Margin....................   1.25%     1.00%       0.75%      0.50%
Applicable Term Loan LIBOR Margin....................   3.00%     2.75%       2.50%      2.25%
Applicable L/C Margin................................   1.50%     1.50%       1.50%      1.50%